Exhibit 99.1
NEWS RELEASE
Basic Earth and Partners Reach Casing Point at Christmas Meadows Well
Denver, Colorado, November 3, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that its partner, Double Eagle Petroleum Company (DBLE), has successfully set intermediate casing at 6,000 feet in its previously disclosed Table Top Unit #1, a 15,750 foot Overthrust test in Summit County, Utah. It is expected to take several days before drilling operations are recommenced at which point DBLE plans to drill a 12 1/2 inch hole to 11,000 feet. At that depth and prior to running a second intermediate casing string, DBLE plans to log the well and conduct velocity surveys that will help re-evaluate the seismic data. Basic has a 2 percent working interest in the well that is targeting the Frontier and Dakota formations.
“Certainly we have been drilling into the ‘unknown’ and this casing point milestone has taken longer than anticipated,” commented Ray Singleton, President of Basic. “Given the complexity of this operation, these uncertainties were not unexpected. Indeed, we are pleased to have achieved this hurdle with relatively few problems. We believe that we have been drilling inverted Weber and Phosphoria beds that are part of an overturned limb of the Uinta Mountain North Flank fault and expect to encounter the Hogsback Thrust plate within the next two thousand feet. Located four miles to the northwest of our location, the Sohio Petroleum Co. Christmas Creek 35-B well tested 1,000 barrels of oil from these beds prior to being plugged and abandoned in 1986 having only produced 12,119 barrels of oil. Our main target is in the Green River Basin plate that we expect to encounter at a depth of 11,000 feet. Again, we are pleased with our progress so far and have high hopes for this venture. With the upside exposure this project brings to Basic, the next few months should be exciting; a real swing for the fences opportunity.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarter ending June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.